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       English limited liability partnership in the offices listed above.

July 17, 2003                                        Mayer, Brown, Rowe & Maw LLP
                                                                    1675 Broadway
                                                    New York, New York 10019-5820

                                                          Main Tel (212) 506-2500
                                                          Main Fax (212) 262-1910
                                                           www.mayerbrownrowe.com

Oppenheimer Series Fund, Inc.
498 Seventh Avenue
New York, NY 10018

Ladies and Gentlemen:

            This opinion is being furnished to Oppenheimer Series Fund, Inc., a Maryland Corporation the ("Corporation"), on behalf of its series
Oppenheimer Value Fund ("Value"), in connection with the Registration
Statement on Form N-14 (the "Registration Statement") under the Securities
Act of 1933, as amended (the "1933 Act"), of the Corporation in connection with the acquisition by Value of substantially all the assets of Oppenheimer
Trinity Value Fund, a Massachusetts business trust ("Trinity Value"), in exchange for shares of the Company's common stock,  par value $.001 per share, of Value ("Shares") and the assumption by Value of certain stated
liabilities of Trinity Value pursuant to an Agreement and Plan of
Reorganization dated as of April 17, 2003 (the "Reorganization Agreement").
We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

            As to matters of Maryland law contained in this opinion, we have relied upon the opinion of Piper Rudnick LLP, dated the date hereof.

            Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us as legal counsel to the
Corporation in the Prospectus forming a part of the Registration Statement.
We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    /s/Mayer, Brown, Rowe & Maw LLP
                                    ----------------------
                                    Mayer, Brown, Rowe & Maw LLP